[Sun Life Financial Logo]

Keyport Life Insurance Company

A Member of the Sun Life Financial Group of Companies

P.O. Box 9133

Wellesley Hills, MA 02481

Group Variable Immediate Annuity Contract

Single Purchase Payment Under A Certificate

Nonparticipating - No Dividends
Group Contract Owner	[Keyport Insurance Trust II]
Group Contract Number	[VIA001]

This group contract is the legal contract between the Group Contract Owner and Keyport Life Insurance Company (the "Company," "we," "us," or "our"). We agree to provide the rights and benefits described in this group contract to the persons entitled in the manner set forth herein, subject to the provisions on the pages which follow.

This group contract is the legal contract with us. We will issue Certificates in the form of Schedule A, as attached hereto, to each Certificate Owner pursuant to this group contract. The provisions of the attached Certificate form a part of this group contract. Neither this group contract nor the Certificate is eligible for dividends.

Signed for the Company:

/s/James A. McNulty, III	/s/Ellen B. King
[James A. McNulty III]	[Ellen B. King]
President	Secretary

TABLE OF CONTENTS

Section

CONTRACT SPECIFICATIONS 1

GENERAL PROVISIONS 2

RIDERS AND ENDORSEMENTS 3

APPLICATIONS 4

SCHEDULE A - THE CERTIFICATE 5

SECTION 1: CONTRACT SPECIFICATIONS

GROUP CONTRACT OWNER [Keyport Insurance Trust II]

GROUP CONTRACT NUMBER [VIA001]

ISSUE DATE [May 1, 2003]

GOVERNING LAW Rhode Island

SECTION 2: GENERAL PROVISIONS

Group Contract Owner Rights and Responsibilities. The Group Contract Owner, as described in Section 1, owns this group contract. Except for ownership rights, if any, expressly reserved to the Group Contract Owner, each Certificate Owner shall be entitled to exercise all incidents of ownership in connection with the Certificate without any requirement that the consent of the Group Contract Owner be obtained.

The Certificate Owner will provide the Company with any information that we may need to administer the Certificate issued under this group contract.

Certificates. An eligible Certificate Owner will be required to fill out an application that may be attached to the Certificate if issued. This Certificate application form is included in Section 4. We will issue to the Certificate Owner a Certificate evidencing the interest of the Certificate Owner in the group contract. The Certificate details the rights, duties and benefits available under this group contract. If there is any conflict between the Certificate and this group contract, this group contract is the controlling document. The Certificate will state the Certificate Owner's rights and benefits and to whom benefits are payable. The provisions of the Certificate in the form of Schedule A form a part of this group contract.

Purchase Payment. A Certificate is issued in consideration of a single purchase payment made by the Certificate Owner. The date of coverage is described in the Certificate.

Entire Contract. We have issued this group contract in consideration of the application. This group contract and other attached, related papers, if any, constitute the entire contract with us. Each Certificate application shall be, at Certificate issue, the basis for issuance of the particular Certificate and at that date shall become a part of this group contract. A copy shall be attached to the Certificate. All statements made by the Group Contract Owner, or a Certificate Owner, are representations and not warranties. Misstatements will not be used in any contest or to reduce any claim under this group contract unless they are in writing. A copy of the application containing such misstatement must have been given to the Group Contract Owner, the Certificate Owner or the Beneficiary as applicable. This group contract is incontestable, subject to the Misstatement of Age or Sex, and Evidence of Age, Sex or Survival provisions as set forth in the Certificate.

Nonparticipating. Neither this group contract nor the Certificates pay dividends or share in any surplus earnings of the Company.

Termination. This group contract will not terminate while there are any persons with benefits due under any Certificate issued pursuant to this group contract.

SECTION 3: RIDERS AND ENDORSEMENTS, IF ANY

SECTION 4: APPLICATIONS

SECTION 5: SCHEDULE A - THE CERTIFICATE

[Sun Life FInancial Logo]

Keyport Life Insurance Company

A Member of the Sun Life Financial Group of Companies

P.O. Box 9133

Wellesley Hills, MA 02481

Group Variable Immediate Annuity Contract

Single Purchase Payment Under A Certificate

Nonparticipating - No Dividends